Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made as of October 25, 2024 between CONCENTRA, INC., a Delaware corporation, having an address at 5080 Spectrum Drive, Suite 1200W, Addison, TX 75001 (the “Employer”), and MATTHEW T. DICANIO, an individual, now residing at 3612 Lindenwood Avenue, Dallas, TX 75205 (the “Employee”).

WHEREAS, the Employer and the Employee executed and delivered that certain Employment Agreement dated August 19, 2015 (the “Agreement”); and

WHEREAS, the Employer and the Employee now desire to amend the Agreement as hereinafter provided. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer, intending to be legally bound hereby, covenant and agree as follows:

1.            Amendment and Restatement of Section 2.1. Section 2.1 of the Agreement is hereby amended and restated as follows:

“2.1        General. During the Employment Term, Employee shall be employed to perform the Services for and on behalf of Employer as further specified in this Section 2. Employee’s office will be located in Addison, Texas or at such other location in the greater Dallas, Texas region, as determined by Employer. Employee shall serve as President & Chief Financial Officer of Employer and its parent company, Concentra Group Holdings Parent, Inc. (“Parent”). Employee shall report to the Chief Executive Officer of Employer.”

2.            Amendment and Restatement of Section 3.1. Section 3.1 of the Agreement is hereby amended and restated as follows:

“3.1. Base Salary. In consideration of Employee's services hereunder, Employer agrees to pay Employee, during the Employment Term, the annual base salary of $550,000. Such base salary will be paid one week in arrears and in either biweekly or monthly installments based on Employer’s salary policy in effect from time to time. Employee may be considered for annual increases in base salary at Employer’s sole discretion.”

3.            Amendment and Restatement of Section 3.2(a) and (b). Section 3.2(a) and (b) of the Agreement are hereby amended and restated as follows:

“3.2        Incentive Compensation.

(a)            Bonus Opportunity. Employee shall be eligible to receive an annual performance-based incentive compensation as determined by the Human Capital and Compensation Committee of the Board of Directors of Parent (the “Committee”). Employer shall have the right to modify its policies, programs and practices with respect to incentive compensation without the consent of Employee, provided that such modifications shall be effective with respect to Employee only at the beginning of Employer’s fiscal year.

(b)            Equity Awards. Employer will be eligible to receive equity compensation awards from time to time under Parent’s 2024 Equity Incentive Plan (or other successor plans), with such vesting and other conditions as determined by the Committee at its sole discretion. All equity awards will be subject to Employee’s execution and delivery of award agreements governing their terms.”

4.            Amendment to Section 4(c). Section 4(c) of the Agreement is hereby amended by replacing “nine (9) months of base salary (at the rate in effect on the date of termination)” with “eighteen (18) months of base salary (at the rate in effect on the date of termination)”.

5.            Amendment and Restatement of Section 4(d). The Section 4(d) of the Agreement is hereby amended and restated as follows:

“(d)         Employee may terminate this Agreement at any time for any reason or no reason whatsoever, provided that Employee shall notify Employer, in writing, at least forty-five (45) days prior to the effective date of such termination. If Employee elects to terminate this Agreement within ninety (90) days after the occurrence of a Termination Event (as hereinafter defined), then Employer will be obligated to pay the Severance Benefits to Employee. For purposes of this Section 4(d), the term “Termination Event” shall mean (1) the material reduction by Employer of the scope of Employee’s role and responsibilities, (2) the reduction by Employer of Employee’s base salary, (3) the imposition by Employer of the requirement that Employee relocate to a place more than 50 miles from Addison, Texas, or (4) the occurrence of a Change of Control of Parent. For purposes of this Section 4(d), the term “Change of Control” means (A) the sale of all or substantially all of the assets of Parent, or (B) a merger, recapitalization or other business combination transaction or series of related transactions following which any entity (or group of entities acting in concert) owns directly or indirectly, more than fifty percent (50%) of the voting equity interests of Parent (or any successor company after such a transaction).”

6.            Amendment and Restatement of Section 8.6. Section 8.6 of the Agreement is hereby amended and restated as follows:

“8.6        Notices. Any notice or other communication by one party hereto to the other shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), addressed as follows:

If to Employer:	Concentra Inc.
5080 Spectrum Drive, Suite 1200W
Addison, TX 75001
Attn: President & CEO

If to Employee:	3612 Lindenwood Avenue
Dallas, TX 75205”

7.            Except as amended by this First Amendment, the Agreement shall continue in effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the date hereof.

Employer:		Employee:

CONCENTRA INC.

By:	/s/ W. Keith Newton	/s/ Matthew T. DiCanio
	W. Keith Newton,	Matthew T. DiCanio
Chief Executive Officer

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